Exhibit 99.1
[LETTERHEAD OF SOLARBUZZ LLC]
November 28, 2008
Yingli Green Energy Holding Company Limited
No. 3055 Middle Fuxing Road
Baoding, China
CONSENT OF SOLARBUZZ
Solarbuzz LLC (“Solarbuzz”) hereby consents to the use of Solarbuzz’s name and the data from the Marketbuzz Report 2008 prepared by Solarbuzz relating to the photovoltaic industry, market and products in the registration statement on Form F-3 (together with any documents incorporated by reference therein and any amendments thereto, the “Registration Statement”) of Yingli Green Energy Holding Company Limited to be filed with the U.S. Securities and Exchange Commission.
Solarbuzz also hereby consents to the filing of this letter as an exhibit to the Registration Statement.

SOLARBUZZ LLC
By:	/s/ Craig Stevens
	Name:	Craig Stevens
	Title:	President